As filed with the Securities and Exchange Commission on February 12, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TRANSITION THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	None
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

101 College Street, Suite 220

Toronto, Ontario, Canada

M5G 1L7

(Address of Principal Executive Offices) (Postal Code)

The Amended and Restated Stock Option Plan of Transition Therapeutics Inc.

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, NY 10011

(212) 894-8940

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brett Cooper, Esq.

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑	Non-accelerated filer	☐	Smaller reporting company	☐
(Do Not Check if A Smaller Reporting Company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Shares, no par value	1,000,000 shares	$4.16	$4,160,000	$163.49

(1)

This registration statement shall also cover any additional common shares which become issuable under the plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $4.16 per share, the average of the high and low prices for the common shares on February 10, 2009, as reported on the NASDAQ stock market.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The following documents are incorporated by reference in this registration statement:

(i) the annual report of Transition Therapeutics Inc. (the “Company”) on Form 40-F for the fiscal year ended June 30, 2008;

(ii) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s latest annual report; and

(iii) the description of the Company’s common shares set forth in the Company’s Registration Statement on Form 40-F, dated June 6, 2007, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Inapplicable.

Item 5.    Interests of Named Experts and Counsel

The partners and associates of McCarthy Tétrault LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding common shares of the Company.

Item 6.    Indemnification of Directors and Officers

The Board of Directors of the Company has enacted a General By-law, which includes a provision for the protection of directors and officers subject to the provisions of the Business Corporations Act (Ontario). The provisions of the General By-law may be summarized as follows.

Except as provided in the Act, every director and officer, every former director and officer, and every person who acts or acted at the Company’s request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, shall at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of or having been a director or officer of the Company or such other corporation if, (a) he acted honestly and in good faith with a view to the best interests of the Company and (b) in case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Item 7.    Exemption From Registration Claimed

Inapplicable.

Item 8.    Exhibits

Exhibit Number	Name

5.1	Opinion of Counsel.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Counsel is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.

Item 9.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 12th day of February, 2009.

TRANSITION THERAPEUTICS INC. (Registrant)

By:	/S/ ELIE FARAH
Elie Farah (President and Chief Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DR. TONY F. CRUZ Dr. Tony F. Cruz	Chief Executive Officer, Director and Chairman of the Board of Directors (Principal Executive Officer)	February 12, 2009

/S/ ELIE FARAH Elie Farah	President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	February 12, 2009

Directors:

* Michael Ashton	Director	February 12, 2009

* Paul Baehr	Director	February 12, 2009

* Christopher Henley	Director	February 12, 2009

* Dr. Gary W. Pace	Director	February 12, 2009

A majority of the members of the Board of Directors.

*By:	/S/ ELIE FARAH
Elie Farah Attorney-in-Fact

Transition Therapeutics (USA) Inc.	Authorized Representative in the United States	February 12, 2009

/S/ ELIE FARAH Elie Farah Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Name
5.1	Opinion of Counsel.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Counsel is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.